Exhibit 99.1

1515 Wynkoop Street Suite #200 Denver, CO 80202 (303) 951-7920

FOR IMMEDIATE RELEASE

Contact: MDC GROUP Investor Relations: David Castaneda 262-377-2445	MDC GROUP Media Relations: Susan Roush 818-222-8330

CORRECTING AND REPLACING
RECOVERY ENERGY ANNOUNCES ONE-FOR-FOUR REVERSE COMMON STOCK SPLIT FOR
PURPOSE OF QUALIFYING FOR NASDAQ OR NYSE AMEX LISTING REQUIREMENTS

OCTOBER XX, 2011 – Denver, CO – Recovery Energy, Inc. (OTCBB: RECV), an independent oil and gas exploration and production company with operations and assets in the Denver-Julesburg (DJ) Basin, announces that its board and shareholders have approved a reverse stock split at an exchange ratio of 1-for-4.  The number of authorized shares of common stock will not change.  The stock will trade with a "D" next to the symbol, "RECVD" for 30 calendar days to signify the reverse stock split has occurred. The Company expects that the reverse stock split will be effective within the next several days and not on October 12, 2011 as previously noted; the Company will announce the effective date upon regulatory approval from FINRA. The Company expects that the reverse stock split will help it meet the listing requirements for its common shares on NASDAQ or another national exchange such as the NYSE Amex.

When the reverse stock split becomes effective, every four shares of issued and outstanding common stock will automatically be combined into one share of issued and outstanding common stock without any change in the par value per share. Stockholders will not receive fractional post-reverse stock split shares in connection with the reverse stock split; fractional shares will be rounded up.

About Recovery Energy, Inc.

Recovery Energy, Inc. (OTCBB: RECV) is a Denver-based independent oil and gas exploration and production company focused on the Denver-Julesburg (DJ) Basin where it holds 155,000 gross, 137,000 net acres. Recovery Energy’s mission statement is to grow reserves and production through a combination of acquisitions and conventional and unconventional drilling activity, targeting the various hydrocarbon bearing formations that produce in the Denver-Julesburg Basin.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission (the "SEC"), including statements, without limitation, regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. Such forward-looking statements relate to, among other things the Company's: (1) proposed exploration and drilling operations, (2) expected production and revenue, and (3) estimates regarding the reserve potential of its properties. These statements are qualified by important factors that could cause the Company’s actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) the Company’s ability to finance its the continued exploration and drilling operations, (2) positive confirmation of the reserves, production and operating expenses associated with the Company's properties; and (3) the general risks associated with oil and gas exploration and development, including those risks and factors described from time to time in the Company’s reports and registration statements filed with the SEC.